Exhibit 99.1

Date: July 22, 2014	NEWS RELEASE
Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

Contact:     James M. Farrell

HUBBELL REPORTS SECOND QUARTER RESULTS;

NET SALES OF $855.8 MILLION AND EARNINGS PER DILUTED SHARE OF $1.51

SHELTON, CT. (July 22, 2014) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the second quarter ended June 30, 2014.

Net sales in the second quarter of 2014 were $855.8 million, an increase of 7% compared to the $801.3 million reported in the second quarter of 2013. Operating income was $143.7 million, or 16.8% of net sales, compared to $132.1 million, or 16.5% of net sales, for the comparable period of 2013. Net income in the second quarter of 2014 was $90.2 million, an increase of 10% compared to the $82.1 million reported in the second quarter of 2013. Earnings per diluted share were $1.51, an increase of 10% compared to the $1.37 reported in the second quarter of 2013. Free cash flow (defined as cash flow from operations less capital expenditures) was $43.4 million in the second quarter of 2014 versus $52.8 million reported in the comparable period of 2013.

For the first six months of 2014 net sales were $1.6 billion, an increase of 5% compared to the same period last year. Operating income was $248.5 million, or 15.4% of net sales, compared to $229.8 million, or 14.9% of net sales, for the comparable period of 2013. The effective tax rate in the first six months of 2014 was 32.9%. This compares to an effective tax rate of 30.0% reported in the first six months of 2013, which included the retroactive application of the U.S. Federal R&D tax credit that was part of the American Taxpayer Relief Act of 2012. Net income in the first six months of 2014 was $154.4 million, an increase of 4% compared to the $148.0 million reported in the first six months of 2013. Earnings per diluted share were $2.59, or 5% above the $2.47 reported for the comparable period of 2013. Free cash flow was $74.1 million compared to $82.5 million reported in the first six months of 2013.

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OPERATIONS REVIEW

David G. Nord, Chairman, President and Chief Executive Officer, said, “The second quarter results reflect good operational execution on improving order trends. After a slower than planned start to the year, we were encouraged by the broad based strengthening of underlying demand experienced during the quarter. We increased our earnings per diluted share by 10% in the second quarter compared to 2013 as improving market conditions and solid execution of productivity initiatives drove higher profitability.”

Nord added “We continued to make progress on our growth initiatives by completing two acquisitions in the second quarter and another small but important acquisition in July which will be added to the electrical segment. We have invested $147 million on six acquisitions so far this year and I am proud of the entire team’s efforts in driving growth while also ensuring each acquisition is seamlessly transitioned into the Hubbell family.”

SEGMENT REVIEW

The comments and year-over-year comparisons in this segment review are based on second quarter results in 2014 and 2013.

Electrical segment net sales in the second quarter of 2014 increased 8% to $612.4 million compared to $564.5 million reported in the second quarter of 2013. Acquisitions added five percentage points to the sales increase in the quarter. Compared to the second quarter of 2013, operating income increased 7% to $95.5 million. Operating margin in the second quarter of 2014 was 15.6%, compared to 15.7% reported in the comparable period of 2013. The increase in operating income was primarily due to the benefit of productivity in excess of all cost increases and the favorable contribution of acquisitions. Operating margin decreased slightly primarily due to the impact of acquisitions.

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Power segment net sales in the second quarter of 2014 were $243.4 million compared to $236.8 million reported in the second quarter of 2013. The sales increase was primarily due to the impact of acquisitions which added four percentage points to sales in the quarter. Sales related to distribution and transmission products were essentially flat while unfavorable foreign currency translation reduced net sales by one percentage point in the quarter. Compared to the second quarter of 2013, operating income increased 12% to $48.2 million. Operating margin in the second quarter of 2014 was 19.8%, compared to 18.2% reported in the comparable period of 2013. The increase in operating income and margin was primarily due to productivity improvements and lower facility closure costs, partially offset by unfavorable pricing and material costs.

SUMMARY & OUTLOOK

Mr. Nord commented, “Based on our first half performance, we continue to expect overall sales to increase in the 5 to 6% range with balanced growth from acquisitions and organic volume. From a profitability standpoint, operating margins are expected to expand in the 20 to 30 basis points range.”

Mr. Nord concluded, “Our strategy to grow sales organically and through acquisitions has helped us navigate through the first half of the year. Despite weaker than forecasted end markets to start the year; we have been able to offset the slower organic growth with a higher level of acquisition activity. The investments we have made to expand our capabilities to close and integrate new acquisitions have yielded good results and we are excited to continue the momentum into the future. As we look to the medium and longer term horizon, we are excited with the prospects for strong growth in several of our end markets, most notably non-residential construction where we are well positioned to support those customers.”

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2013.

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Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2013 revenues of $3.2 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea and countries in the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Net sales	$855.8	$801.3	$1,615.3	$1,541.4
Cost of goods sold	563.3	529.3	1,077.8	1,033.1

Gross profit	292.5	272.0	537.5	508.3
Selling & administrative expenses	148.8	139.9	289.0	278.5

Operating income	143.7	132.1	248.5	229.8
Operating income as a % of Net sales	16.8%	16.5%	15.4%	14.9%
Interest expense, net	(7.0)	(7.3)	(14.5)	(14.6)
Other (expense) income, net	(0.3)	(2.0)	(1.5)	(1.2)

Total other expense, net	(7.3)	(9.3)	(16.0)	(15.8)
Income before income taxes	136.4	122.8	232.5	214.0
Provision for income taxes	45.6	39.8	76.4	64.2

Net income	90.8	83.0	156.1	149.8
Less: Net income attributable to noncontrolling interest	0.6	0.9	1.7	1.8

Net income attributable to Hubbell	$90.2	$82.1	$154.4	$148.0

Earnings Per Share:
Basic	$1.53	$1.38	$2.61	$2.49
Diluted	$1.51	$1.37	$2.59	$2.47
Cash dividends per common share	$0.50	$0.45	$1.00	$0.90

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HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$597.4	$740.7
Short-term investments	8.4	10.1
Accounts receivable, net	506.0	440.9
Inventories, net	429.8	385.7
Deferred taxes and other	61.8	55.0

TOTAL CURRENT ASSETS	1,603.4	1,632.4
Property, plant and equipment, net	400.1	377.1
Investments	39.8	35.8
Goodwill	873.2	800.4
Intangible assets, net	331.2	286.6
Other long-term assets	61.9	54.9

TOTAL ASSETS	$3,309.6	$3,187.2

LIABILITIES AND EQUITY
Short-term debt	$1.1	$0.3
Accounts payable	254.4	225.9
Accrued salaries, wages and employee benefits	53.5	74.7
Accrued insurance	48.7	41.8
Other accrued liabilities	106.8	124.3

TOTAL CURRENT LIABILITIES	464.5	467.0
Long-term debt	597.4	597.2
Other non-current liabilities	241.5	208.2

TOTAL LIABILITIES	1,303.4	1,272.4
Hubbell Shareholders’ Equity	1,997.4	1,906.4
Noncontrolling interest	8.8	8.4

TOTAL EQUITY	2,006.2	1,914.8

TOTAL LIABILITIES AND EQUITY	$3,309.6	$3,187.2

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Six Months Ended June 30
	2014	2013
Cash Flows From Operating Activities
Net income attributable to Hubbell	$154.4	$148.0
Depreciation and amortization	38.9	34.4
Stock-based compensation expense	6.7	5.7
Deferred income taxes	6.1	7.8
Changes in working capital	(87.7)	(90.2)
Contributions to defined benefit pension plans	(2.8)	(1.9)
Other, net	(14.4)	4.7

Net cash provided by operating activities	101.2	108.5

Cash Flows From Investing Activities
Capital expenditures	(27.1)	(26.0)
Acquisition of businesses, net of cash acquired	(147.3)	(81.7)
Net change in investments	(1.3)	(1.1)
Other, net	1.4	4.0

Net cash used in investing activities	(174.3)	(104.8)

Cash Flows From Financing Activities
Short-term debt borrowings (repayments)	0.7	—
Payment of dividends	(59.1)	(53.3)
Repurchase of common shares	(23.3)	(6.5)
Proceeds from exercise of stock options	0.7	1.1
Other, net	5.0	5.0

Net cash used in financing activities	(76.0)	(53.7)

Effect of foreign exchange rate changes on cash and cash equivalents	5.8	(8.4)

Decrease in cash and cash equivalents	(143.3)	(58.4)
Cash and cash equivalents
Beginning of period	740.7	645.0

End of period	$597.4	$586.6

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HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Net Sales
Electrical	$612.4	$564.5	$1,151.2	$1,079.8
Power	243.4	236.8	464.1	461.6

Total Net Sales	$855.8	$801.3	$1,615.3	$1,541.4

Operating Income
Electrical	$95.5	$88.9	$163.6	$150.5
Power	48.2	43.2	84.9	79.3

Total Operating Income	$143.7	$132.1	$248.5	$229.8

Operating Income as a % of Net Sales
Electrical	15.6%	15.7%	14.2%	13.9%
Power	19.8%	18.2%	18.3%	17.2%
Total	16.8%	16.5%	15.4%	14.9%

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HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Numerator:
Net income attributable to Hubbell	$90.2	$82.1	$154.4	$148.0
Less: Earnings allocated to participating securities	0.3	0.3	0.5	0.5

Net income available to common shareholders	$89.9	$81.8	$153.9	$147.5
Denominator:
Average number of common shares outstanding	59.0	59.1	59.0	59.1
Potential dilutive shares	0.4	0.5	0.5	0.5

Average number of diluted shares outstanding	59.4	59.6	59.5	59.6

Earnings per Share:
Basic	$1.53	$1.38	$2.61	$2.49
Diluted	$1.51	$1.37	$2.59	$2.47

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HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	June 30, 2014	December 31, 2013
Total Debt	$598.5	$597.5
Total Hubbell’s Shareholders’ Equity	1,997.4	1,906.4

Total Capital	$2,595.9	$2,503.9

Total Debt to Total Capital	23%	24%
Total Debt	$598.5	$597.5
Less: Cash and cash equivalents	(597.4)	(740.7)
Investments	(48.2)	(45.9)

Net Debt	$(47.1)	$(189.1)

Net Debt to Total Capital	(2%)	(8%)

Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Six Months Ended June 30
	2014	2013
Net cash provided by operating activities	$101.2	$108.5
Less: Capital Expenditures	(27.1)	(26.0)

Free cash flow	$74.1	$82.5

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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